EXHIBIT 99.1

GLOBAL GOLD ANNOUNCES

--PRODUCTION EXPANSION AND RECOMMENCEMENT OF GOLD SHIPMENTS FROM TOUKHMANUK IN ARMENIA

--CONFIRMATION OF JOINT VENTURE TERMINATION WITH CALDERA RESOURCES AT MARJAN

GREENWICH, CT - (Marketwire)-October 18, 2010 – Global Gold Corporation (OTCBB: GBGD) is pleased to announce that with proceeds from a $2.5 million loan from ABB Bank announced March 30, 2010, it has expanded mining and production operations at its Toukhmanuk property in Armenia and is implementing the mining plan to extract 300,000 tonnes of ore per year with anticipated production exceeding 15,000 ounces of gold per year.  Average operating cost of production continues to be projected at under $400 an ounce.  The first shipment of 60 tonnes of gold/silver concentrate containing approximately 112 ounces of gold was delivered and invoiced October 14, 2010 and two shipments per month in increasing quantities are anticipated.

This release also clarifies misleading press releases regarding Global’s joint venture with Caldera Resources, Inc concerning the Marjan property in Armenia, approved by the TSX-V and announced on June 17, 2010.  On October 7, 2010, Global sent and has not withdrawn notice of termination of the joint venture based on Caldera’s non-performance and other reasons. One government issued 90 day legal notice of Marjan license termination was issued on September 28, 2010 and a second notice, received but undisclosed by Caldera, was issued on October 12, 2010.  Both government issued notices are official records and available to the public on line at the issuing Ministry.  Global expects to resolve these situations amicably, preserve the licenses, and proceed with the approved mining plans at Marjan.

Toukhmanuk Production and Sales Recommence Pursuant to Expansion Plan.

Since July 2010, mining production has steadily increased at Toukhmanuk to a current level of 700 tonnes per day, targeting 1,000 tonnes per day.  After stripping, 20,000 tonnes of ore has been mined at approximately 2 g/t Au grade; that has been added to the 30,000 tonnes of ore previously stockpiled at the plant and is ready to be processed. The existing plant with a capacity of 200,000 tonnes per year has been further upgraded and is now operational with three shifts working per day.  Two shifts per day are working at the mine.  New mills and additional major plant upgrades are expected to be installed and operational by January, to increase plant production and efficiencies.  Mining will continue during winter months to make sure the plant has enough feed to operate continuously.  Pursuant to the offtake agreement, the gold and silver concentrate produced at the Toukhmanuk facility is purchased at 80% of LBMA (London market) closing price, less certain treatment and refining charges.

On October 27, 2009, Global Gold announced the first stage of government reserve approval for C1 and C2 categories of 35.614 tonnes (approximately 1,145,000 ounces) of gold and 107 tonnes (approximately 3,440,000 ounces) of silver at Toukhmanuk. The approvals followed a significant discovery at the Toukhmanuk Central Area (2.2 sq km out of the total 53.76 sq km total Toukhmanuk license area) announced in October 2008 and a review of the company’s technical submission filed in March 2009. In its approval, the Republic of Armenia’s State Natural Resources Agency (the “Agency”) added that the “approved reserves entirely correspond to the requirements for Measured and Indicated Resources under International Standards.” Following up on the issuance of the certificate approving a first stage gold reserve of 1.145 million ounces, the Agency delivered its full decision with backup calculations on November 13, 2009 confirming an additional gold resource in the inferred category of 35 tonnes (approximately 1,125,276 ounces), bringing the total in measured, indicated and inferred categories to approximately 2.27 million ounces. A copy of the official approval and a partial unofficial translation are available on the company’s website www.globalgoldcorp.com. Before relying on any reserve or resource reporting, however, investors should read the “Cautionary Note” and “Forward-Looking Statements” terms included at the end of the release.

Global Gold’s exploration program focuses on expanding the Toukhmanuk project and on upgrading the gold resources to SEC Guide 7 compliant proven and probable reserve standards. The company’s production program is currently completing the expansion to 15,000 ounces per year and followed by an estimated industrial production level of 133,000 ounces per year.  As reported previously, Global must obtain additional financing to effectuate these plans. The reserve and resource estimates were concluded at a cutoff grade of 0.8 grams per tonne.

Caldera Resources Joint Venture Termination and Status.

On June 17, 2010, Global and Caldera Resources announced TSX-V approval of their March 24, 2010 joint venture agreement to explore and bring the Marjan property into commercial production. The Marjan mining property is located in Southwestern Armenia, along the Nakichevan border in the Syunik province.  As previously reported, the property is held with a twenty-five year “special mining license,” effective April 22, 2008 and expiring April 22, 2033, which expanded the prior license term and substantially increased the license area.  The license required payments of annual governmental fees and   the performance of work at the property as submitted and approved in the mining plan which includes mining of 150,000 tonnes of mineralized rock between April 22, 2008 and April 21, 2011, as well as exploration work to have additional reserves approved under Armenian Law in order to maintain the licenses in good standing.  Caldera has advised Global as well as governmental authorities that it would not be complying with the work requirements which prompted 90 day termination notices from the government and the October 7, 2010 joint venture termination notice from Global.  Contrary to misleading reports, these notices do not trigger mere administrative proceedings nor have they been withdrawn.

The joint venture agreement provided that Caldera would be solely responsible for license compliance and conducting the approved mining plan, and that “[i]n the event that Caldera does not, or is otherwise unable to, pursue this project and pay to Global Gold the amounts provided for hereunder, Caldera’s rights to the Property and the shares of Marjan-Caldera Mining LLC shall be forfeited and replaced by a Net Smelter Royalty (the “NSR”).” Caldera has not met the threshold to earn any NSR under the agreement, and its notice of license non-compliance as well as its failure to pay resulted in an automatic termination of its rights by operation of the agreement.  The agreement provided that Caldera would deliver 500,000 of its shares to Global, “subject to final approvals of this agreement by the TSX Venture Exchange.” The TSX Venture Exchange approval was issued in June and Caldera failed to deliver the shares.

In addition, Global’s October 7, 2010 termination notice noted Caldera’s illegal behavior in registering charter changes harmful to and without the consent of Global, failure to operate with an agreed budget, illegal use of power of attorney (since withdrawn), refusal to turn over joint venture documents, material misrepresentations on technical and other matters, and more.  Global has also provided notice that Caldera should stop using misleading pictures of Global work and properties unrelated to Marjan on Caldera’s website, and Caldera has refused to do so.   Global is committed to preserving the license and hopes to resolve any related problems amicably, but reports that the joint venture has been confirmed and not terminated were issued without Global’s approval and Global assumes no responsibility for them or any information disseminated without Global’s consent.

Cautionary Note to U.S. Investors — All mineral reserves have been estimated and disclosed in accordance with the definition standards on mineral resources and mineral reserves of the Republic of Armenia State Natural Resources Agency as provided by the Republic of Armenia's Regulation for Applying Reserves Classification for Gold Deposits. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission "SEC" Industry Guide 7. Armenian, International, and Guide 7 standards may not be consistent. The United States Securities and Exchange Commission limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. We use terms such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," or "inferred," which may not be consistent with the reserve definitions established by the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from our website or at www.sec.gov/edgar.shtml. Investors are cautioned not to assume that any part or all of mineral resources will ever be confirmed or converted to Guide 7 compliant "reserves." The information in this release reports on the legal document issued by the Armenian Agency.

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

Global Gold Corporation www.globalgoldcorp.com is an international gold mining, development, and exploration company with mining properties in Armenia and Chile. The Company is committed to building shareholder value and maintaining social and environmental responsibilities.

Contact:

Drury J. Gallagher
Global Gold Corporation
45 East Putnam Ave.
Greenwich, CT 06830
(203) 422 2300
ggc@globalgoldcorp.com
www.globalgoldcorp.com

Source: Global Gold Corporation